Exhibit 99.1
3555 Veterans Memorial Highway, Suite C
Ronkonkoma, NY 11779
(631) 981-9700 - www.lakeland.com

   Lakeland Industries, Inc. Reports Fiscal 2019 Third Quarter Financial Results

RONKONKOMA, NY – December 17, 2018 -- Lakeland Industries, Inc. (NASDAQ: LAKE) (the “Company” or “Lakeland”), a leading global manufacturer of technologically-advanced protective clothing for industry, healthcare and to first responders on the federal, state and local levels, today announced financial results for its fiscal 2019 third quarter ended October 31, 2018.

Fiscal 2019 Third Quarter Financial Results Highlights and Recent Developments

●
Net sales for 3Q19 of $24.0 million, flat from the 3Q18
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Gross profit for 3Q19 of $8.3 million, down from $9.0 million in 3Q18
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Operating expenses of $7.3 million in 3Q19 increased from $6.3 million in 3Q18 mainly due to continued investment in growth and profitability enhancements including items relating to IT infrastructure and expansion in the sales force
●
Net income of $0.5 million in 3Q19, down from $1.8 million in 3Q18
●
Cash of $11.7 million at the end of 3Q19 decreased from $15.8 million at the beginning of the fiscal year due to increased inventory purchases, capital expenditures for growth initiatives and debt reduction in the first half of the current year
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Total debt was $1.5 million at end of 3Q19, down from $1.7 million at the beginning of the fiscal year
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Stockholders’ equity at the end of 3Q19 increased by $3 million or 3.6% to $85.8 million from $82.8 million at the beginning of fiscal year
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Investments in digital transformation and global diversification
o
ERP system installation and IT infrastructure improvements
o
Vietnam manufacturing ramping up
o
Launch of new websites for nine global locations

Management’s Comments

Christopher J. Ryan, President and Chief Executive Officer of Lakeland Industries, stated, “Third quarter fiscal 2019 continued to be negatively impacted by our enterprise resource planning (“ERP”) system implementation. Aspects of the installation of this system began in the second quarter and led to three days of lost sales toward the end of that period which related to inventory baselining. On August 1, 2018, the first day of our fiscal 2019 third quarter, we commenced usage of the system for financial reporting and other data inputs, including costing, order tracking and sales. The ERP implementation was expected to require significant effort and expense as well as lead to operational issues amid such a massive undertaking, but the challenges exceeded what we had anticipated. As a result, we filed for a delayed reporting of third quarter results to ensure accuracy while we systematically and manually completed the financial reporting process. Ultimately, we expect the ERP systems to yield improved information, operational agility, and inventory and cash flow management. While we believe we are past the most difficult and costly period which was our fiscal 2019 third quarter, implementation and training on the system is expected to continue over the short-term.

“In the third quarter we had elevated expenses and revenue was flat since we were unable to process orders to the extent that reflects the true global demand that we are otherwise experiencing. We anticipate a similar although diminished negative impact through at least May 2019 as we train our workforce on the ERP system. Our longstanding customers have taken certain orders to our competitors while committing to return to us, yet there have been a few instances where we may have lost a customer. Certain orders that are being placed have been delayed for shipment, which is in part why our inventory levels remain very high. Initially, we had elevated our inventory levels to account for temporarily slowed or faulty workflow information. Inventories at the end of the third quarter of fiscal 2019 were $46.6 million, nearly $4 million higher than at the beginning of the fiscal year.

“We started the fiscal fourth quarter with over $5.0 million in orders waiting to be cleared and shipped. Our order backlogs historically have been approximately $3.0 million in the US. The delay in shipping and revenue recognition caused by our ERP system implementation essentially reduced reported revenue by an estimated $2.5 million or nearly 10% of total third quarter revenue, which would have brought our third quarter revenue growth significantly higher than only marginal improvement over the prior year period. Furthermore, many of the international currencies in markets where we have large operations have declined against the strength of the U.S. dollar. A blend of these key markets average about a 5% decline as compared with last year, so our international sales as consolidated and reported do not adequately reflect the organic growth we are experiencing from around the world. On a reported basis in U.S. dollars, third quarter international sales of $12.2 million increased 10% from the prior year.

“The global market for personal protective apparel is strong and the Lakeland brand has been gaining momentum, despite the shortcoming as we have reported in our third quarter results. We have been strategically deploying our cash to position the Company for continued growth. Cash used since the beginning of the fiscal year include planned investments in manufacturing operations in Vietnam and India as well as the Company’s upgraded information technology system deployment and our digital marketing evolution. We now have a manufacturing staff of approximately 430 in Vietnam and approximately 130 in India. Earlier today we announced the launching of nine new websites for our global operating regions. Additionally, we invested nearly $2.2 million in equipment for use in Mexico, India, Vietnam, and China as we prepare for continued global demand. As we work through the next six months until our ERP implementation and training has been completed, we are excited by our prospects for top and bottom line growth.”

Fiscal 2019 Third Quarter Financial Results

Net sales were $24.0 million for the third quarters of fiscal 2019 and 2018. On a consolidated basis for the third quarter of fiscal 2019, domestic sales were $11.8 million or 49.2% of total revenues and international sales were $12.2 million or 50.8% of total revenues. This compares with domestic sales of $12.9 million or 53.7% of revenues and international sales of $11.1 million or 46.3% of the total revenue in the same period of fiscal 2018.

Domestic revenues were down year-over-year by 2% primarily due to lower sales of disposable garments, gloves and fire product lines, partially offset by an increase in chemical product line sales. As previously disclosed, reduced sales of products in the U.S. reflect the impact of delayed and/or lost revenues associated with the Company’s ERP implementation as certain orders were unable to be filled or shipped within the quarter.

Among the Company’s larger international operations, sales in China and to the Asia Pacific Rim increased $0.8 million or 21% mostly as a result of significant sales into the nuclear and utilities industries. Sales in the USA decreased $1.6 million or 11% primarily due to several changes in the business environment for two of our major customers as well as long lead times from our ERP implementation which resulted in order cancellations in the disposables, gloves and fire product lines, offset by an increase of $0.6 million in the chemical product line primarily due to reclassifying products into the correct sales division, moving products that were previously classified under Disposable division into our chemical division. UK sales decreased $0.02 million or 0.8% due to product mix. International sales as reported in U.S. dollars were negatively impacted by foreign exchange fluctuations in many of the Company’s larger markets as the U.S. dollar strengthened by approximately 5% year-over-year against the Euro, Yuan and Canadian currencies.

Gross profit decreased $0.7 million or 8.1% to $8.3 million for the three months ended October 31, 2018, from $9.0 million for the three months ended October 31, 2017. Gross profit as a percentage of net sales decreased to 34.6% for the three-month period ended October 31, 2018 from 37.8% for the three months ended October 31, 2017. The gross profit and margin declines reflect increased expenses across distribution and supply chain management associated with the implementation of the new ERP system, increased payroll costs due to additional labor requirement, and additional rents associated with higher levels of inventory. In key international markets, UK gross margins increased 3.8 percentage points as a result of the Company’s exit from targeted lower margin business, price increases in the period, and successful implementation of growth and market share attainment in the country. China gross margins for external sales increased 4.0 percentage points as product mix shifted to domestically sourced products as a result of trade concerns, while Mexico gross margins increased 1.5 percentage points amid an expansion into national accounts.

Operating expense increased 14.4% to $7.3 million for the three months ended October 31, 2018 from $6.3 million for the three months ended October 31, 2017. Operating expense as a percentage of net sales was 30.4% for the three months ended October 31, 2018, up from 26.7% for the three months ended October 31, 2017. Some of the major factors in this increase of operating expenses are a $0.3 million increase in sales salaries and travel and entertainment as the Company continues to ramp up sales efforts and expand its international sales force, a $0.1 million increase to temporary labor associated with the ERP implementation, a $0.2 million increase to rent and office expense associated with the new Vietnam facility, a $0.1 million increase for IT infrastructure investments and a $0.1 million increase to equity compensation offset by a $0.2 million favorable currency transaction effect primarily in Vietnam, and a reduction to the bad debt allowance as a result of the collections on account of slow paying customers in various countries.

Operating income decreased to $1.0 million for the three months ended October 31, 2018 from $2.7 million for the three months ended October 31, 2017 which primarily reflects lower sales and higher costs in the U.S. resulting from the ERP implementation that offset improvements in international operations before currency reductions. Operating margins were 4.2% for the three months ended October 31, 2018, compared to 11.1% for the three months ended October 31, 2017.

Income tax expense was $0.5 million for the three months ended October 31, 2018 as compared with $0.9 million for the same period of fiscal 2018. Lakeland subsidiaries are required to pay local taxes on certain country operations where those operations were profitable on a local basis. The increase in tax expense as a percentage of income is a result of the country of origin of profits and the currency fluctuations in those countries as taxes are calculated based on local statutory profits prior to translation and to income taxes now being paid in Argentina and Chile, partially offset by lower U.S. tax rates.

Net income for the three months ended October 31, 2018 was $0.5 million or $0.06 per share (basic and diluted), compared with $1.8 million or $0.23 per share (basic and diluted) for the three months ended October 31, 2017. The results for three months ended October 31, 2018 are primarily due to increased operating expenses, including spending on global growth initiatives such as additional salespeople and IT investments, reduced sales and higher expenses in the U.S. operations from the ERP implementation, and currency fluctuations which diminish international improvements as reported in U.S. dollars.

As of October 31, 2018, Lakeland had cash and cash equivalents of approximately $11.7 million and working capital of $68.1 million. To accommodate continued global growth and anticipated challenges relating to the ERP implementation, inventories were increased to $46.6 million at October 31, 2018 from $42.9 million at the end of fiscal 2018. As a result, cash and cash equivalents decreased $4.1 million from the beginning of the fiscal year, while working capital increased by $2.0 million. The Company’s $20 million revolving credit facility had a $0 balance as of October 31, 2018 and January 31, 2018. Total debt outstanding at October 31, 2018 was $1.5 million, down by $0.2 million or 8.6% from $1.7 million at January 31, 2018.

The Company incurred capital expenditures of approximately $1.0 million during the third quarter of fiscal 2019. Capital expenditures during the first nine months of fiscal 2019 were $2.2 million. The Company anticipates fiscal year 2019 capital expenditures to be approximately $2.5 million, up from $0.9 million in the prior year, with the increased level of capital expenditures primarily relating to the cost for a phased global rollout of a new ERP system and additional equipment in Vietnam.

No stock was acquired as part of the Company’s $2.5 million stock repurchase program which was approved on July 19, 2016.

Financial Results Conference Call

Lakeland will host a conference call at 4:30 pm eastern today to discuss the Company’s fiscal 2019 third quarter financial results. The call will be hosted by Christopher J. Ryan, Lakeland’s President and CEO, and Teri W. Hunt, Lakeland’s Chief Financial Officer. Investors can listen to the call by dialing 877-407-8033 (Domestic) or 201-689-8033 (International).

For a replay of this call through December 24, 2018, dial 877-481-4010, Pass Code 40639.

About Lakeland Industries, Inc.:
Lakeland Industries, Inc. (NASDAQ: LAKE) manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market. The Company’s products are sold by a direct sales force and through independent sales representatives to a network of over 1,200 safety and mill supply distributors. These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical and high technology electronics manufacturers, as well as hospitals and laboratories. In addition, Lakeland supplies federal, state, and local government agencies, fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention, and many other federal and state agencies. For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:
Lakeland Industries, Inc.                                                                                    Darrow Associates
631-981-9700                                                                                                     512-551-9296
Christopher Ryan, CJRyan@lakeland.com                                                        Jordan Darrow, jdarrow@darrowir.com
Teri W. Hunt, TWHunt@lakeland.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and Forms 8-K, registration statements, quarterly and annual reports and other reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” or other words which reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.

Non-GAAP Financial Measures
To supplement its consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (GAAP), the Company uses the following non-GAAP financial measures: EBITDA, Adjusted EBITDA and Free Cash Flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies.

For more information on the non-GAAP financial measures, please see the Reconciliation of GAAP to non-GAAP Financial Measures tables in this press release. These accompanying tables include details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.

(tables follow)

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
 CONDENSED CONSOLIDATED BALANCE SHEETS ($000’s) Except Share Information
(UNAUDITED)

ASSETS	October 31,	January 31,
	2018	2018
Current assets
Cash and cash equivalents	$11,660	$15,788
Accounts receivable, net of allowance for doubtful accounts of $556 and $480 at October 31, 2018 and January 31, 2018, respectively	16,271	14,119
Inventories, net of allowance of $2,222 and $2,422 at October 31, 2018 and January 31, 2018, respectively	46,620	42,919
Prepaid VAT tax	1,971	2,119
Other current assets	2,902	1,555
Total current assets	79,424	76,500
Property and equipment, net	10,286	8,789
Assets held for sale	150	150
Deferred income tax	7,205	7,557
Prepaid VAT and other taxes	300	310
Other assets	168	354
Goodwill	871	871
Total assets	$98,404	$94,531
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$7,687	$6,855
Accrued compensation and benefits	1,381	1,771
Other accrued expenses	1,966	1,384
Current maturity of long-term debt	158	158
Short-term borrowings	179	211
Total current liabilities	11,371	10,379
Long-term portion of debt	1,200	1,312
Total liabilities	12,571	11,691
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par; authorized 1,500,000 shares (none issued)	-----	-----
Common stock, $0.01 par; authorized 20,000,000 and 10,000,000 shares authorized at October 31, 2018 and January 31, 2018, respectively Issued 8,475,929 and 8,472,640 shares; outstanding 8,119,488 and 8,116,199 shares at October 31, 2018 and January 31, 2018, respectively	85	85
Treasury stock, at cost; 356,441 shares	(3,352)	(3,352)
Additional paid-in capital	75,384	74,917
Retained earnings	16,227	12,841
Accumulated other comprehensive loss	(2,511)	(1,651)
Total stockholders' equity	85,833	82,840
Total liabilities and stockholders' equity	$98,404	$94,531

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

($000’s except for share and per share information)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2018	2017	2018	2017
Net sales	$24,009	$23,960	$73,970	$70,831
Cost of goods sold	15,691	14,907	46,995	44,530
Gross profit	8,318	9,053	26,975	26,301
Operating expenses	7,305	6,388	21,898	18,981
Operating profit	1,013	2,665	5,077	7,320
Other income, net	7	7	36	13
Interest expense	(25)	(35)	(93)	(147)
Income before taxes	995	2,637	5,020	7,186
Income tax expense	494	831	1,634	1,828
Net income	$501	$1,806	$3,386	$5,358
Net income per common share:
Basic	$0.06	$0.23	$0.42	$0.72
Diluted	$0.06	$0.23	$0.41	$0.71
Weighted average common shares outstanding:
Basic	8,119,488	7,894,582	8,117,307	7,477,202
Diluted	8,186,130	7,922,397	8,174,560	7,530,637

LAKELAND INDUSTRIES, INC.
AND SUBSIDIARIES
Operating Results ($000)
Reconciliation to GAAP Results

	Three months ended October 31,		Nine months ended October 31,
	2018	2017	2018	2017
Net sales	$24,009	$23,960	$73,970	$70,831
Year over year growth	0.2%	-----	4.4%	----
Gross profit	8,318	9,053	26,975	26,301
Gross profit %	34.7%	37.8%	36.5%	37.1%
Operating expenses	7,305	6,388	21,898	18,981
Operating expenses as a percentage of sales	30.4%	26.7%	29.6%	26.8%
Operating income	1,013	2,665	5,077	7,320
Operating income as a percentage of sales	4.2%	11.1%	6.9%	10.3%
Interest expense	(25)	(35)	(93)	(147)
Other income, net	7	7	36	13
Pretax income	995	2,637	5,020	7,186
Income tax expense	494	831	1,634	1,828
Net income	$501	$1,806	$3,386	$5,358

Weighted average shares for EPS-Basic	8,119	7,895	8,117	7,477
Net income per share	$0.06	$0.23	$0.42	$0.72

Operating income	$1,013	$2,665	$5,077	$7,320
Depreciation and amortization	214	197	642	582
EBITDA	1,227	2,862	5,719	7,902
Equity Compensation	189	93	491	291
Adjusted EBITDA	1,416	2,955	6,210	8,193
Cash paid for taxes	520	217	1,326	928
Capital expenditures	1,007	171	2,227	619
Free cash flow	$ (111)	$2,567	$2,657	$6,646

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
Operating Results ($000)
Reconciliation of Non-GAAP Results

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2018	2017	2018	2017
Net Income to EBITDA
Net Income	$501	$1,806	$3,386	$5,358
Interest	25	35	93	147
Taxes	494	831	1,634	1,828
Depreciation and amortization	214	197	642	582

Less other income, net	(7)	(7)	(36)	(13)
EBITDA	1,227	2,862	5,719	7,902
EBITDA to Adjusted EBITDA
(excluding non-cash and one-time expenses)
Equity compensation	189	93	491	291

Adjusted EBITDA	1,416	2,955	6,210	8,193
(excluding non-cash and one-time expenses)
Adjusted EBITDA to Adjusted Free Cash Flow
(excluding non-cash and one-time expenses)
Adjusted EBITDA	1,416	2,955	6,210	8,193
(excluding non-cash and one-time expenses)
Cash paid for taxes	520	217	1,326	928
Capital expenditures	1,007	171	2,227	619
Adjusted Free Cash Flow	(111)	2,567	2,657	6,646
(excluding non-cash and one-time expenses)